Exhibit 10.1

McDERMOTT INTERNATIONAL, INC.

Director Restricted Stock Unit Grant Agreement

(May 2, 2019)

The Compensation Committee of the Board of Directors (the “Committee”) of McDermott International, Inc. (“McDermott” or the “Company”) has approved a grant to you of 18,541 Restricted Stock Units (“RSUs”) under the 2019 McDermott International, Inc. Long-Term Incentive Plan (the “Plan”), to be made on May 2, 2019 (the “Date of Grant”).  The provisions of the Plan are incorporated herein by reference. A copy of the Prospectus relating to the Plan, which includes a copy of the Plan, has previously been made available to you.

Any reference or definition contained in this RSU Grant Agreement (this “Agreement”) shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your beneficiaries, successors, assigns, estate or personal representatives.  Whenever the words “you” or “your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to any beneficiary, successors, assigns, estate or personal representative to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, they shall be deemed to include any such person or estate.  This Agreement shall be subject to the Plan, as such may be amended from time to time.  Capitalized terms not defined in this Agreement but that are defined in the Plan shall have the respective meanings ascribed to such terms in the Plan.

Restricted Stock Units

RSU Award.  Each RSU represents a right to receive one Share on the Vesting Date (as set forth in the “Vesting Requirements” paragraph below), provided the vesting requirements set forth in this Agreement shall have been satisfied.  No Shares are awarded or issued to you hereunder on the Date of Grant.

Vesting Requirements.  Subject to the “Forfeiture of RSUs” paragraph below, the RSUs do not provide you with any rights or interest therein until they become vested under one or more of the following circumstances (each such date a “Vesting Date”)

•

100% of the RSUs will vest upon the first to occur of: (i) the first anniversary of the Date of Grant or (ii) the date of the Company’s 2020 Annual Meeting of Stockholders, subject to your continued service as a Director through the first of such dates to occur;

•	100% of the RSUs will vest upon (1) the date of your termination of service as a Director due to death or (2) your Disability; and

•

If a Change in Control of the Company occurs, Section 14 of the Plan will control (provided that any reference therein to termination of employment shall be deemed to refer to termination of service as a Director, and, for the avoidance of doubt, your resignation at the request of the Company in connection with a Change in Control will result in vesting of 100% of the RSUs).

Forfeiture of RSUs.  RSUs which are not and do not become vested upon the termination of your service as a Director pursuant to any of the foregoing provisions shall, coincident therewith, terminate and be of no further force or effect.

Additionally, in the event that, while you are performing services as a Director for or on behalf of the Company, (a) you are convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company, as determined in the sole judgment of the Committee, then all RSUs and all rights or benefits awarded to you under this Agreement shall be forfeited, terminated and withdrawn immediately upon (1) notice to the Committee of such conviction pursuant to (a) above or (2) final determination pursuant to (b) above by the Committee.  The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to any such matters.

Payment of RSUs.  RSUs shall be paid in Shares, which shall be distributed as soon as administratively practicable, but in any event no later than 30 days, after the applicable Vesting Date. Such Shares will be issued to you in book-entry form in an account in your name with our transfer agent, Computershare, absent other instructions from you, subject to the terms and conditions of the Plan.

Tax Consequences; Withholding.  You are solely responsible for the taxes associated with the Award, and you should consult with and rely on your own tax advisor, accountant or legal advisor as to the tax consequences to you of the Award.  A general description of the tax consequences relating to the type of award provided through the Award is included in the Prospectus referred to above.  Notwithstanding the foregoing, as provided by the Plan, the Company shall have the right to deduct applicable taxes from the Shares otherwise deliverable pursuant to this Award to the extent required by applicable law.  If Shares are used to satisfy tax withholding, such Shares shall be valued at their Fair Market Value on the date when the tax withholding is required to be made.

Securities and Exchange Commission Requirements.  Because you are a Section 16 insider, this type of transaction must be reported on a Form 4 before the end of the second (2nd) business day following the Date of Grant.  Please be aware that if you are going to reject the Award, you should do so as soon as possible to avoid potential Section 16 liability.  Please advise Kim Wolford and Dennis Edge immediately by e-mail or telephone call if you intend to reject this grant.  Absent such notice of rejection, we will prepare and file the required Form 4 on your behalf (pursuant to your standing authorization for us to do so) within the required two business day deadline.

Transferability.  RSUs granted hereunder are non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

Other Information

Nothing in this Agreement shall be interpreted as creating an employer/employee relationship between you and the Company. Additionally, neither the action of the Company in establishing the Plan, nor any provision of the Plan, nor any action taken by the Company, the Committee or the Board of Directors under the Plan, nor any provision of this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that you will continue to be elected as a Director.

This Award is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and in its implementing regulations (“Section 409A”), and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate.

By signing below or electronically accepting this Award, you (1) agree to the terms and conditions of this Agreement, (2) confirm receipt of a copy of the Plan, the Prospectus and all amendments and supplements thereto, and (3) appoints the Secretary of the Company and each Assistant Secretary of the Company as your true and lawful attorney-in-fact, with full power of substitution in the premises, granting to each full power and authority to do and perform any and every act whatsoever requisite, necessary, or proper to be done, on your behalf which, in the opinion of such attorney-in-fact, is necessary to effect the forfeiture of the Restricted Stock Units to the Company, or the delivery of the Shares to you, in accordance with the terms and conditions of this Agreement.

Accepted by:

Date:
Signature